Exhibit 8.1

October 25, 2023

Flex Ltd.

12455 Research Blvd.

Welcome Center

Austin, TX 78759

Ladies and Gentlemen:

We have acted as tax advisor to Flex Ltd. (“Flex”), a Singapore limited corporation, in connection with certain transactions described in the Registration Statement on Form S-4 (the “Flex Registration Statement”), which includes the proxy statement/prospectus (the “Proxy Statement/Prospectus”) of Flex and Nextracker Inc. (“Nextracker”), a publicly traded Delaware corporation, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended. The Flex Registration Statement describes: (i) a series of internal distributions of the shares of common stock (the “Yuma Common Stock”) of Yuma, Inc. (“Yuma”), a Delaware corporation, from Flextronics International USA, Inc. (“FIUI”), a California corporation and indirect, wholly-owned subsidiary of Flex, to Flex through a chain of Flex’s wholly-owned subsidiaries (the “Internal Distributions”); (ii) the distribution of the Yuma Common Stock to Flex shareholders on a pro rata basis based on the number of ordinary shares in the capital of Flex by way of a distribution in specie (the “Flex Ordinary Shares”) held by each such Flex shareholder (the “Distribution” and, together with the Internal Distributions, the “Distributions”) as of the record date of the Distribution; (iii) the merger of Yuma with and into Yuma Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Nextracker (“Merger Sub”), with Yuma surviving the merger as a wholly-owned subsidiary of Nextracker (the “Merger”); and (iv) a second merger, whereby Yuma, as the surviving corporation of the Merger, would merge with and into a Delaware limited liability company that is a wholly-owned subsidiary of Nextracker, with such limited liability company surviving the second merger as a wholly-owned subsidiary of Nextracker (the “Second-Step Merger,” and together with the Merger, the “Mergers”). This letter sets forth our opinion concerning certain U.S. federal income tax consequences of the Distributions and Mergers.

Flex has received a private letter ruling (the “IRS Ruling”) from the Internal Revenue Service (the “Service”) regarding certain aspects of the Distributions.

Our opinion is based on the facts, assumptions, and representations as to factual matters outlined herein or in the Agreement and Plan of Merger, by and among Flex, Yuma, Nextracker and Merger Sub, that was entered into on February 7, 2023 (the “Merger Agreement”), the Separation Agreement by and among Flex and Nextracker that was entered into on February 1, 2022 (the “Separation Agreement”), or in the documents set forth below:

(1.)	The request for private letter rulings submitted by Flex to the Service (including all exhibits or attachments thereto), as supplemented and amended;

(2.)	The Flex Registration Statement;

(3.)

The Registration Statement on Form S-1 filed by Nextracker on January 13, 2023 (as amended on January 24, 2023, February 1, 2023, and February 6, 2023) and the Registration Statement on Form S-1 filed by Nextracker on June 26, 2023; and

(4.)

The transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Distributions and the Mergers have been and will be effected (collectively, with the documents referred to in the preceding bullets, the “Transaction Documents”) as well as such other documents and records as we have deemed necessary or appropriate as a basis for rendering our opinion.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties, covenants, and information set forth in the Transaction Documents are true, correct, and complete, and that such representations and covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties, covenants, and information made by representatives of Flex and Nextracker (including each of their respective subsidiaries), including those set forth in the Transaction Documents, as well as on the continuing validity and effectiveness of the IRS Ruling as of the date hereof and at all relevant times in the future. We have assumed that the Distributions and Mergers will be consummated in the manner contemplated by the Flex Registration Statement, the Separation Agreement, the Merger Agreement, and other relevant documents.

Our opinion is based on an analysis of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and other relevant authorities as of the date of this letter, and represents our interpretations of such authorities. The foregoing are subject to change, and such change could have retroactive effect such that our opinion is no longer valid. We have assumed no obligation to update our opinion for changes in facts or law occurring after the date of this letter. Our opinion is only with respect to the specific U.S. federal income tax consequences addressed below and no other U.S. federal, state, or local or foreign tax matters of any kind were considered.

We hereby confirm that the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Proxy Statement/Prospectus constitutes our opinion insofar as it relates to the material U.S. federal income tax consequences of the Distributions to Flex and the U.S. Holders of Flex Ordinary Shares and the Mergers to Yuma and U.S. Holders of Flex Ordinary Shares, subject to the qualifications set forth in such discussion.

This opinion is being provided to you solely in connection with the Flex Registration Statement. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Flex Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Transactions” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Deloitte Tax LLP

DELOITTE TAX LLP